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                                                                Exhibit 5.1

                            [MYLEX CORPORATION LETTERHEAD]

                                     June 2, 1999



Mylex Corporation
34551 Ardenwood Boulevard
Fremont, California  94655


    Re:  Registration Statement on Form S-8 for
         500,000 Shares of Common Stock pursuant
         to the 1998 Employee Stock Purchase Plan

Dear Ladies and Gentlemen:

    I have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Mylex Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of the Company's Common Stock (the "Common Stock"), reserved for issuance under the Company's 1998 Employee Stock Purchase Plan (the "Plan").

    As your counsel, I have examined the Company's Certificate of Incorporation and Bylaws and the records of certain corporate proceedings and actions taken by the Company in connection with the sale and issuance of Common Stock under the Plan.

    Based upon the foregoing, and in reliance thereon, I am of the opinion that the shares of Common Stock being offered under the Plan, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid, and non-assessable.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,



                                  /s/ Douglas Clark Neilsson
                                      General Counsel